Exhibit 3.6

CERTIFICATE OF AMENDMENT TO THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

KALOBIOS PHARMACEUTICALS, INC.

(Pursuant to Section 242 of the

General Corporation Law of the State of Delaware)

KaloBios Pharmaceuticals, Inc., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”),

DOES HEREBY CERTIFY:

FIRST: That the name of this corporation is KaloBios Pharmaceuticals, Inc. and that this corporation was originally incorporated pursuant to the General Corporation Law on September 19, 2001 under the name Horizon Biotechnologies, Inc.

SECOND: That the Board of Directors duly adopted resolutions proposing to amend the Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) of this corporation, declaring said amendment to be advisable and in the best interests of this corporation and its stockholders, and authorizing the appropriate officers of this corporation to solicit the consent of the stockholders therefor, which resolution setting forth the proposed amendment is as follows:

RESOLVED, that Article IV Section (B)(4)(d)(ii) of the Certificate of Incorporation be deleted in its entirety and replaced in full with the following:

“(ii) Additional Stock” shall mean any shares of Common Stock issued (or deemed to have been issued pursuant to subsection 4(d)(i)(E)) by this corporation after the Effective Date other than:

(A) Common Stock issued pursuant to a transaction described in subsection 4(d)(iii) hereof;

(B) Shares of Common Stock issuable or issued to employees, consultants, or directors (if in transactions with primarily non-financing purposes) of this corporation pursuant to a stock option plan, performance bonus plan or restricted stock plan approved by the Board of Directors of this corporation;

(C) Shares of Common Stock (i) issuable or issued to customers or vendors (if in transactions with primarily non-financing purposes) of this corporation, financial institutions or lessors in connection with commercial credit arrangements, equipment financings or similar transactions, and (ii) approved and deemed not to be “Additional Stock” by the Board of Directors of the corporation;

(D) Shares of Common Stock issuable or issued pursuant to the conversion or exercise of convertible or exercisable securities outstanding on the Effective Date;

(E) Shares of Common Stock (i) issued or issuable in connection with a bona fide business acquisition of or by this corporation that is approved by the Board of Directors, whether by merger, consolidation, sale of assets, sale or exchange of stock or otherwise, and (ii) approved and deemed not to be “Additional Stock” by the Board of Directors of the corporation;

(F) Common Stock issuable upon conversion of Preferred Stock;

(G) Common Stock issued or deemed issued pursuant to subsection 4(d)(i)(E) as a result of a decrease in the Conversion Price of any series of Preferred Stock resulting from the operation of Section 4(d), or Common Stock issued or issuable or deemed issued as a result of an adjustment to the Conversion Price of any series of Preferred Stock resulting from the operation of Section 4(d); or

(H) shares of Common Stock issuable or issued and approved and deemed not to be “Additional Stock” by the written consent or agreement of (i) the holders of not less than sixty percent (60%) of the then outstanding shares of Preferred Stock and (ii) the holders of not less than sixty percent (60%) of the then outstanding shares of Series E Preferred Stock.”

THIRD: The foregoing amendment was approved by the holders of the requisite number of shares of said corporation in accordance with Section 211 of the General Corporation Law.

FOURTH: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law.

IN WITNESS WHEREOF, this Certificate of Amendment to the Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of this corporation on this 12th day of November, 2012.

/s/ David Pritchard David Pritchard, Chief Executive Officer